Exhibit 23.4

Consent of Independent REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of NTN Buzztime, Inc. of our report dated March 19, 2020, relating to the consolidated financial statements of NTN Buzztime, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Squar Milner LLP

San Diego, California

October 1, 2020